Exhibit 10.22

WATER USE AGREEMENT
(Eldorado Artesian Springs, Inc.)

THIS AGREEMENT is made this 16th day of October, 2007, by and between the City of Louisville, a Colorado home rule municipal corporation (hereinafter referred to as the “City”), and ELDORADO ARTESIAN SPRINGS, INC., a Colorado corporation (hereinafter referred to as “EAS”).

WITNESETH:

WHEREAS, EAS is the owner of certain real property located at 1783 Dogwood Street, Louisville, Colorado, which is legally described as Lot 2A, Block 1, The Park at CTC Replat B and which property is located in the Colorado Technological Center (the “Property”); and

WHEREAS, EAS operates a bottling facility at the Property and has requested permission to bottle for sale water received from the City water system; and

WHEREAS, EAS acknowledges that City requirements, including but not limited to Chapter 13.08 of the Louisville Municipal Code and the final PUD development plan for the facility, require EAS to obtain permission from the City for bottling and sale of City water; and

WHEREAS, the City is willing to allow EAS to bottle and sell City water for a limited period of time and upon terms and conditions of this Water Use Agreement and applicable City ordinances, rules, regulations, specifications and policies, as amended and in effect from time to time; and

NOW, THEREFORE, for and in consideration of the recitals, promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, EAS and the City agree as follows:

1.   Incorporation of Recitals. The foregoing recitals are incorporated into this Agreement.

2.   Bottling Use Allowed. The City agrees that, for the five-year period commencing January 1, 2008, EAS may bottle for sale City potable water delivered to Property. EAS may bottle not more than 75 acre feet of City water per year, and shall not be permitted to carry over to any subsequent year any unused allocation from a prior year. EAS agrees that upon expiration of such five-year term, or upon earlier termination of this Agreement as provided herein, it shall discontinued any bottling of City water and will disable the means by which City water is bottled.

3.   Water Facilities. Water used for bottling shall be delivered through and taken from a City tap and water service connection. Any taps, lines, valves and other facilities required for such use or service to the Property and located on the Property (collectively the “Facilities”) shall be installed at EAS’s sole expense and in accordance with the ordinances, rules, regulations, specifications and policies of the City, as amended and in effect from time to time. The City will provide any necessary meter and appurtenances. All facilities for water service to the Property (excluding the City meter) from the City shutoff shall be private facilities owned, operated, maintained, repaired and replaced by EAS at its sole expense.

4.   Compliance with Laws; Payment of Fees. EAS agrees to comply with this Agreement and all ordinances, rules, regulations, specifications and policies of the City applicable to City water service, as amended and in effect from time to time. EAS shall timely pay for the water delivered all rates, tolls, charges, tap fees and other fees set by the City at then-applicable rates. Throughout the term of this Agreement the City reserves the right to modify City water rates, tolls, charges, and fees through enactments of generally applicability to like classes and types of water users. Further, EAS acknowledges that any bottling of City water after expiration or termination of this Agreement must be authorized by separate written agreement with the City, and that any such future agreement may require the payment of differential rates, tolls, charges, and fees specific to the use of City water for bottling purposes. Nothing in this Agreement shall limit or impair the utility rate-setting authority of the City.

5.   Permits; Easements. EAS shall secure at its sole expense any necessary City, County, State, or federal permits, licenses, and temporary or permanent easements necessary for the construction, operation, maintenance, repair and replacement of the Facilities.

6.   Metering and Monitoring. Water service to the Property shall be individually metered. EAS shall allow City representatives to access the Property and the EAS facility, and shall allow the City to install measuring and other devices on water Facilities, for monitoring of water use by EAS and for monitoring compliance with this Agreement. EAS agrees to provide the City with information regarding its water use and bottling operations, at times requested by the City, and to cooperate with the City in measuring water uses and monitoring compliance hereunder.

7.   Limitations on Water Use and Service. EAS acknowledges that the water supplied to the Property may require additional treatment beyond normal City treatment. EAS at its sole expense shall be responsible for any additional treatment desired beyond normal City treatment. EAS further acknowledges that water service is provided on an interruptible basis and that the City may interrupt water service to the Property for reasons including, but not limited to, failure of supply, drought, failure of mains or the City facilities, or causes beyond the control of the City. EAS further acknowledges that City water service is on a first-come, first-serve basis with other water customers of the City water system. By this Agreement, EAS shall not receive any preference for or assurance of the availability of water service from the City. EAS specifically agrees that the City shall not be liable for any damages caused or resulting from any interruption of water service or the limitations on water service contained in this Agreement, and hereby releases the City from any such damages and liability.

9.   Rights Personal. The permission hereunder for EAS to bottle City water for sale is personal to EAS, and EAS shall not assign, pledge, encumber, hypothecate or delegate this Agreement or any portion hereof without the City’s prior written consent, which consent may be granted or withheld in the City’s sole discretion. Any purported assignment, pledge, encumbrance, hypothecation, or delegation made without such prior written consent of the City 3 shall be of no force or effect.

10.   Indemnity and Release. EAS, for itself and its successors and assigns, hereby agrees to release, discharge, defend, indemnify, protect, and hold the City, its employees, agents, and officers free and harmless from any and all claims, demands, actions, liabilities, damages, losses, costs, and expenses, caused or occasioned by any intentional or negligent acts, representations, or omissions of EAS or its employees, agents, officers, contractors, or distributors and (1) arising out of the failure to perform any of the terms, conditions, and obligations described in and arising from this Agreement; (2) arising out of any treatment, bottling, sale or distribution by EAS of City water; or (3) otherwise arising out of or being connected with performance or nonperformance under this Agreement, including without limitation claims of injury, illness, death, property damage, or lost profits. This indemnification shall include, but not be limited to, attorneys’ fees, paralegal fees, expert witness costs, court costs, and settlement amounts paid in payment of claims and satisfaction of judgments. In executing this Agreement, the City in no way waives or intends to waive the limitations on liability which are provided to the City and its employees under the Colorado Governmental Immunity Act, C.R.S. ‘ 24-10-101 et. seq.

11.   Amendment. This Agreement may not be amended except by subsequent written agreement of the parties.

12.   Notice. All notices, demands, requests, consents, approvals, offers, statements, and other instruments or communications required or permitted to be given hereunder shall be in writing and shall be deemed to be effective upon hand delivery, upon facsimile receipt, or seventy-two (72) hours after mailing by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to EAS:	Eldorado Artesian Springs, Inc. attn: Douglas A. Larson, President P.O. Box 445 Eldorado Springs, CO 80025 fax:
If to the City:	City Manager City of Louisville 749 Main Street Louisville, CO 80027 fax: 303-673-9043

13.   Venue. The venue for any dispute under this Agreement shall be the District Court in and for the County of Boulder, State of Colorado.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals on the day and year first written above.

CITY OF LOUISVILLE
	By:	/s/ Don Brown, Jr.
Don Brown, Jr., Mayor Pro Tem

ATTEST:

/s/ Nancy Varra, City Clerk
ELDORADO ARTESIAN SPRINGS, INC., a Colorado corporation

	By:	/s/ Douglas A. Larson, President
Douglas A. Larson, President

ACKNOWLEDGMENT STATE OF COLORADO	)
)ss
COUNTY OF BOULDER	)

The foregoing instrument was acknowledged before me this 16th day of November, 2007, by Douglas A. Larson, President, Eldorado Artesian Springs, Inc., a Colorado corporation partnership.

My commission expires on: February 7, 2009	Witness my hand and official seal.

(S E A L)	/s/ Destiny Phoenix Notary Public

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